Liberty Energy Inc. Announces First Quarter 2023 Financial and Operational Results
April 19, 2023
Denver - (Business Wire) - Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today first quarter 2023 financial and operational results.
Summary Results and Highlights
•Revenue of $1.3 billion, a 59% increase over the prior year, and net income1 of $163 million, or $0.90 fully diluted earnings per share
•Adjusted EBITDA2 of $330 million
•Delivered strong first quarter free cash flow and returned $83 million to shareholders through a combination of share repurchases and a quarterly cash dividend
•Repurchased 2.9% of shares outstanding in the quarter, and 7.1% cumulatively of shares outstanding since reinstatement of the repurchase program in July 2022
•Achieved a milestone of 1,291 minutes of plug and perf pumping time in a single day with our first commercially deployed digiFleet℠
•Launched Liberty Power Innovations (“LPI”), an integrated alternative fuel and power solutions provider for remote applications and acquired Siren Energy to accelerate LPI’s expansion in the Permian
“Liberty delivered an outstanding first quarter, with Adjusted EBITDA of $330 million and fully diluted earnings per share of $0.90, navigating volatile oil prices that resulted from financial sector stresses that sent ripples across the energy sector. This was our fourth consecutive quarter of record profitability which is reflected in our trailing 12-month Adjusted Pre-Tax Return on Capital Employed3 of 43%,” commented Chris Wright, Chief Executive Officer.
“Liberty has an 11-year track record of delivering significantly higher average returns than our industry and the S&P 5004. Our competitive advantage has never been larger, and our industry is now investing with discipline. Supplying the world with oil and gas is mission critical and spare production capacity today is quite modest implying a positive outlook in the coming years for our industry and company. Since July 2022, we have now returned $218 million to shareholders, through cash dividends and the retirement of 7.1% of outstanding shares, while continuing to invest in our long-term growth plans.”
“Three years from the onset of the global pandemic and severe crash in energy markets, discipline is now widespread in the energy sector. North American frac activity predominantly supports the maintenance of today’s oil and gas production levels. The days of breakneck oil and gas production growth are over, but simply supporting today’s record high oil and gas production levels in the U.S. and Canada requires a healthy level of frac activity. Service sector margins are now at healthy levels, more in line with our E&P customers that have been experiencing strong margins for many quarters,” continued Mr. Wright. “In this longer, perhaps steadier, cycle ahead there will be episodic challenges like we are seeing today in natural gas markets and, of course, recessionary risks. Today, we have excess demand for Liberty services as our customers seek to align themselves with the top performers as part of a broader industry “flight to quality” trend. We will lead the way in maintaining pricing and profitability as we invest in our digiTechnologies℠ offering and retire older equipment. We believe these actions will support strong, long-term returns for both Liberty and our customers.”
1    Net income attributable to controlling and non-controlling interests.
2    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
3    Adjusted Pre-Tax Return on Capital Employed (“ROCE”) is a non-U.S. GAAP operational measure. Please see the supplemental financial information in the table under “Calculation of Adjusted Pre-Tax Return on Capital Employed” at the end of this earnings release for a calculation of this measure.
4    S&P 500 excludes Financials and Real Estate constituents.

Outlook
Tight frac markets persist in North America. Domestic natural gas markets are now beginning to show signs of a widely anticipated slowdown, but the softness is likely transitory ahead of a wave of LNG and Mexico pipeline export growth. The vast majority of frac services are weighted toward oilier basins and are working to simply maintain production levels.
The fundamental outlook for North American hydrocarbons is strong, as constrained global oil supply is confronted by rising demand in emerging markets and a gradual recovery in China. North American E&P companies have demonstrated strength and discipline amidst economic turbulence. Development programs are largely unchanged, as production has been roughly aligned with oil demand in the years since the pandemic and E&P companies are financially healthier relative to prior cycles.
In early spring, financial sector stresses and the heightened perceived recessionary risk on global oil demand resulted in an abrupt fall in oil prices. Concerns have since eased as markets digested the news and economic data showed resiliency. A surprise collective and proactive output cut from OPEC+ members coupled with falling Russian supply drove oil prices back to pre-bank stress levels.
“As we look ahead, early year strength continues into the second quarter, where we are seeing stable pricing and normal seasonality,” commented Mr. Wright. “Frac markets remain at high utilization levels, and robust demand in larger, oilier basins likely offsets softer conditions isolated to gas basins.”
“Liberty’s success is based on innovation, and today we are at the forefront of a generational shift in frac technology. During the first quarter, we deployed our first digiFleetSM comprising digiFracSM electric pumps with no disruption to completions operations. The crew quickly reached a milestone achievement of 1,291 minutes of pumping time in a day, or 90% of total available minutes,” continued Mr. Wright. “With our revolutionary pump technology, built for purpose mobile power generation, and fuel supply, we are now seeing the early benefits of five years of innovation and integration coming to fruition.”
“Liberty Power Innovations expands our vertical integration strategy alongside our sand, logistics, manufacturing and design capabilities. We launched LPI with the initial focus on compressed natural gas (CNG) and field gas processing services that support the secular demand shift towards natural gas as the primary fuel of choice. Dependable access to fuel is critical to maintaining highly efficient frac operations that drive Liberty’s industry-leading performance and returns,” continued Mr. Wright. “We are confident in our ability to generate strong returns, while balancing investment in the future and a strong capital return program.”
Share Repurchase Program
During the quarter ended March 31, 2023, Liberty repurchased and retired 5,166,730 shares of Class A common stock at $14.44 per share, representing 2.9% of shares outstanding, for approximately $75 million. Liberty has cumulatively repurchased and retired 7.1% of shares outstanding at program commencement on July 25, 2022. Total remaining authorization for future common share repurchases is approximately $300 million.
The shares may be repurchased from time to time in open market transactions, through block trades, in privately negotiated transactions, through derivative transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including management’s assessment of the intrinsic value of the Company’s common stock, the market price of the Company’s common stock, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, applicable legal requirements, and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand, borrowings under its revolving credit facility and expected free cash flow to be generated through the authorization period.

Quarterly Cash Dividend
During the quarter ended March 31, 2023, the Company paid a quarterly cash dividend of $0.05 per share of Class A common stock, or approximately $9 million in aggregate to shareholders.
On April 18, 2023, the Board declared a cash dividend of $0.05 per share of Class A common stock, to be paid on June 20, 2023 to holders of record as of June 6, 2023.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
First Quarter Results
For the first quarter of 2023, revenue grew to $1.3 billion, an increase of 59% from $793 million in the first quarter of 2022 and 3% from $1.2 billion in the fourth quarter of 2022.
Net income1 (after taxes) totaled $163 million for the first quarter of 2023 compared to a loss of $5 million in the first quarter of 2022 and income of $153 million in the fourth quarter of 2022.
Adjusted EBITDA2 of $330 million for the first quarter of 2023 increased 259% from $92 million in the first quarter of 2022 and 12% from $295 million in the fourth quarter of 2022. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted earnings per share of $0.90 for the first quarter of 2023 compared to a loss per share of $0.03 for the first quarter of 2022 and fully diluted earnings per share of $0.82 for the fourth quarter of 2022.
Balance Sheet and Liquidity
As of March 31, 2023, Liberty had cash on hand of $21 million, a decrease from fourth quarter levels, and total debt of $210 million, drawn on the secured asset-based revolving credit facility (“ABL Facility”). Total liquidity, including availability under the credit facility, was $308 million as of March 31, 2023.
In January 2023, Liberty amended its ABL Facility to provide for a $100 million increase in aggregate commitments to $525 million. In conjunction with the credit facility amendment, Liberty retired its $105 million term loan due September 2024, with cash and ABL Facility availability.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Thursday, April 20, 2023. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers, (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 1944606. The replay will be available until April 27, 2023.
About Liberty
Liberty is a leading North American energy services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyenergy.com.

Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, and ROCE. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, costs of asset acquisitions, gain or loss on the disposal of assets, bad debt reserves, transaction, severance, and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, the gain on investments, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.
We define Adjusted Pre-Tax Return on Capital Employed (“ROCE”) as the ratio of pre-tax net income (adding back income tax and tax receivable agreement impacts) for the three months ended March 31, 2023 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of March 31, 2023 and March 31, 2022. ROCE is presented based on our management’s belief that these non-GAAP measures are useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, future global economic conditions, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the

SEC on February 10, 2023 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer

Anjali Voria, CFA
Strategic Finance & Investor Relations Lead

303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,262,077	$1,225,592	$792,770
Costs of services, excluding depreciation, depletion, and amortization shown separately	888,416	890,846	670,019
General and administrative	53,036	49,087	38,318
Transaction, severance, and other costs	617	544	1,334
Depreciation, depletion, and amortization	94,401	88,213	74,588
Loss (gain) on disposal of assets	487	(1,562)	4,672
Total operating expenses	1,036,957	1,027,128	788,931
Operating income	225,120	198,464	3,839
Loss on remeasurement of liability under tax receivable agreements (1)	—	42,958	4,165
Interest expense, net	7,891	6,756	4,324
Net income (loss) before taxes	217,229	148,750	(4,650)
Income tax expense (benefit) (1)	54,483	(4,430)	830
Net income (loss)	162,746	153,180	(5,480)
Less: Net income (loss) attributable to non-controlling interests	91	311	(104)
Net income (loss) attributable to Liberty Energy Inc. stockholders	$162,655	$152,869	$(5,376)
Net income (loss) attributable to Liberty Energy Inc. stockholders per common share:
Basic	$0.92	$0.84	$(0.03)
Diluted	$0.90	$0.82	$(0.03)
Weighted average common shares outstanding:
Basic	176,569	181,128	183,999
Diluted (2)	181,088	185,904	183,999

Other Financial and Operational Data
Capital expenditures (3)	$129,654	$116,087	$90,062
Adjusted EBITDA (4)	$329,885	$295,474	$91,831

(1)During the second quarter of 2021, the Company entered into a three-year cumulative pre-tax book loss driven primarily by Covid-19 which, applying the interpretive guidance to Accounting Standards Codification Topic 740 - Income Taxes, required the Company to recognize a valuation allowance against certain of the Company’s deferred tax assets. During the year ended December 31, 2022, the Company achieved three years of cumulative pre-tax income in the U.S. federal tax jurisdiction, management determined that there is sufficient positive evidence to conclude that it is more likely than not that the Company will realize the Company’s net deferred tax assets in the foreseeable future. For the year ended December 31, 2022 the Company recorded a release of the valuation allowance. In connection with both the recognition and release of a valuation allowance, the Company was also required to remeasure the liability under the tax receivable agreements.
(2)In accordance with U.S. GAAP, diluted weighted average common shares outstanding for the three months ended December 31, 2022, and March 31, 2022 exclude weighted average shares of Class B common stock (38, and 2,092, respectively) and restricted stock units (0, and 4,745, respectively) outstanding during the period.
(3)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(4)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$20,876	$43,676
Accounts receivable and unbilled revenue	732,671	586,012
Inventories	196,675	214,454
Prepaids and other current assets	119,970	112,531
Total current assets	1,070,192	956,673
Property and equipment, net	1,430,979	1,362,364
Operating and finance lease right-of-use assets	134,305	139,003
Other assets	103,906	105,300
Deferred tax asset	21,240	12,592
Total assets	$2,760,622	$2,575,932
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$717,611	$609,790
Current portion of operating and finance lease liabilities	37,166	38,687
Current portion of long-term debt, net of discount	—	1,020
Total current liabilities	754,777	649,497
Long-term debt, net of discount	210,000	217,426
Long-term operating and finance lease liabilities	89,840	91,785
Deferred tax liability	1,044	1,044
Payable pursuant to tax receivable agreements	114,842	118,874
Total liabilities	1,170,503	1,078,626

Stockholders’ equity:
Common Stock	1,739	1,791
Additional paid in capital	1,208,183	1,266,097
Retained earnings	388,064	234,525
Accumulated other comprehensive (loss)	(7,867)	(7,396)
Total stockholders’ equity	1,590,119	1,495,017
Non-controlling interest	—	2,289
Total equity	1,590,119	1,497,306
Total liabilities and equity	$2,760,622	$2,575,932

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2022	2021
Net income (loss)	$162,746	$153,180	$(5,480)
Depreciation, depletion, and amortization	94,401	88,213	74,588
Interest expense, net	7,891	6,756	4,324
Income tax expense (benefit)	54,483	(4,430)	830
EBITDA	$319,521	$243,719	$74,262
Stock based compensation expense	7,178	5,982	6,813
Fleet start-up costs	2,082	3,833	585
Transaction, severance, and other costs	617	544	1,334
Loss (gain) on disposal of assets	487	(1,562)	4,672
Loss on remeasurement of liability under tax receivable agreements	—	42,958	4,165
Adjusted EBITDA	$329,885	$295,474	$91,831

Calculation of Pre-Tax Return on Capital Employed
	Twelve Months Ended
	March 31,
	2023	2022
Net income	$568,528
Add back: Income tax benefit	52,860
Add back: Loss on remeasurement of liability under tax receivable agreements (1)	72,026
Adjusted Pre-tax net income	$693,414
Capital Employed
Total debt, net of discount	$210,000	$212,202
Total equity	1,590,119	1,233,666
Total Capital Employed	$1,800,119	$1,445,868

Average Capital Employed (2)	$1,622,994
Adjusted Pre-Tax Return on Capital Employed (3)	43%

(1)Loss on remeasurement of the liability under tax receivable agreements is a result of the release of the valuation allowance on the Company’s deferred tax assets and should be excluded in the determination of pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of March 31, 2023 and 2022.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of pre-tax net income for the twelve months ended March 31, 2023 to Average Capital Employed.